Exhibit 99.1

Ares Commercial Real Estate Corporation Appoints Rebecca Parekh
to its Board of Directors

NEW YORK—December 16, 2021—Ares Commercial Real Estate Corporation announced today that it has appointed Rebecca Parekh to its Board of Directors, effective immediately. Ms. Parekh’s appointment expands the Board from seven to eight members, including six independent board members.

Ms. Parekh is the Co-Founder and Chief Executive Officer of The Well, a series of wellness facilities. Previously, she served as the Chief Operating Officer for Deepak Chopra Radical Well-Being, LLC. Prior to that, Ms. Parekh spent ten years at Deutsche Bank Securities, Inc., focused primarily on structured credit where she held various positions, including Head of the U.S. Private Institutional Client Group and Head of Cross Product Sales. In addition, Ms. Parekh served on the Steering Committee of the Bank’s Women’s Network.

“Rebecca is an accomplished leader with considerable experience in business strategy, management, organizational development and transformation and corporate finance,” said Bill Benjamin, Chairman of the Board of Directors of Ares Commercial Real Estate Corporation.

“On behalf of the management team, we are very pleased to have Rebecca join our Board,” said Bryan Donohoe, Chief Executive Officer of Ares Commercial Real Estate Corporation. “Rebecca joins us at an exciting time as origination activity has reached record levels. I am confident in her ability to represent our long-term interests and those of our stockholders as we continue to grow as a public company and execute on our strategic initiatives to enhance stockholder value.”

Ms. Parekh is also an active leader in the community serving as an Advisor to the Tufts Friedman School of Nutrition Entrepreneurship Program. She was the Co-Founder and Executive Director of the Global Foundation for Eating Disorders (GFED), a non-profit organization dedicated to funding medical research to advance cutting edge treatment in the field. She also sits on the board of several social impact companies and non-profit foundations. Ms. Parekh holds a bachelor’s degree in Biological Anthropology from the University of Michigan.

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management Corporation. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

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Investor Relations:
Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mayer
888-818-5298
iracre@aresmgmt.com